Exhibit 10.6

October 9, 2020

Applied DNA Sciences, Inc. (the “Company”)

Attn: Chief Financial Officer

50 Health Sciences Drive

Stony Brook, New York 11790

Re:         Securities Purchase Agreement, dated July 16, 2019, between the Company and Dillon Hill Capital, LLC (the “Holder”) and Secured Convertible Note, dated as of July 16, 2019 by the Company, in favor of Holder.

Dear Beth Jantzen,

Reference is made to (i) Securities Purchase Agreement, dated July 16, 2019, between the Company, Holder and certain other Buyers (as defined in the Purchase Agreement) (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof the “Purchase Agreement”), (ii) Secured Convertible Note, dated as of July 16, 2019, by the Company in favor of the Holder (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Note”), (iii) Security Agreement, dated as of October 19, 2018, by the Company in favor of Delaware Trust Company (the “Collateral Agent”) (the “Company Security Agreement”), (iv) Guaranty and Security Agreement dated as of October 19, 2018, by APDN (B.V.I) Inc. (the “Guarantor”) in favor of the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Guarantor Security Agreement”), (v) Intellectual Property Security Agreement, dated October 19, 2018, by the Company in favor of the Collateral Agent (“Company IP Security Agreement”) and (vi) Intellectual Property Security Agreement dated as of October 19, 2018, by the Guarantor in favor of the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Guarantor IP Security Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Securities Purchase Agreement.

The Company has informed the Holder that the Company intends to repay the Note and the obligations thereunder (the “Obligations”). The amount due and payable under the Note on October 9, 2020 (the “Target Date”) which includes principal and accrued but unpaid interest (the “Payoff Amount”) is $1,665,581.

Wire instructions:          [Intentionally omitted.]

Holder and Collateral Agent agree that upon Holder’s receipt of the full referenced amount above, (i) all of the obligations and liabilities of the Company and the Guarantor under the Note, the Purchase Agreement, any security agreement, any guaranty agreement (including without limitation the Company Security Agreement, the Guarantor Security Agreement, the Company IP Security Agreement, and the Guarantor IP Security Agreement) and any other documents and instruments related thereto (“Documents”) will be automatically satisfied in full, (ii) the Note and other Documents will be automatically terminated and of no further force or effect (other than any provisions or terms of the Documents (including inchoate indemnity obligations) that are specified in any such agreement as surviving that respective agreement’s termination, which shall continue to survive notwithstanding the foregoing), (iii) all liens, mortgages and other security interests in or on the Company, the Guarantor, or any of the Company’s or Guarantor’s assets or properties shall be automatically released and be of no further force or effect with no further action on our part, (iv) Collateral Agent authorizes the Company and its respective agents and assignees to file termination statements of all UCC financing statements and/or mortgages filed by the Collateral Agent covering the assets of the Company or Guarantor securing the Obligations, and (v) Collateral Agent shall promptly return all original collateral in its possession to the Company or the Company’s designee. Upon the Company’s request from time to time, Collateral Agent and Holder shall promptly execute and deliver such additional lien and/or mortgage releases as may be necessary or requested to effectively terminate or evidence the termination of any and all of Collateral Agent’s liens, mortgages and other security interests on any of the assets and properties of the Company.

This letter agreement shall be governed by the laws of the State of New York.

This letter agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature executed and delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image or an electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., docusign.com) shall be deemed to be an original signature hereto.

Sincerely,

By:	/s/ Bruce Grossman
Name:	Bruce Grossman
Title:	Chief Executive Officer
Dillon Hill Capital, LLC 200 Business Park Drive Suite 306
Armonk, NY 10504

By:	/s/ Benjamin Hancock
Name:	Benjamin Hancock
Title:	Assistant Vice President
Delaware Trust Company 251 Little Falls Dr. Wilmington, DE 19808